UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2016

Energy Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Drive, San Leandro, CA 94577

(Address if Principal Executive Offices)(Zip Code)

510-483-7370

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders

Energy Recovery, Inc. (the “Company”) held its 2016 Annual Meeting of Stockholders (the “Annual Meeting”) on June 23, 2016, at the Company’s offices in San Leandro, California to (i) elect two members of the Board of Directors, (ii) ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm; (iii) approve the 2016 Incentive Plan; and (iv) approve, on an advisory basis, the compensation of the Company’s named executive officers.

As of April 25, 2016, the record date for the Annual Meeting, there were 52,222,871 shares of common stock outstanding and entitled to vote. At the Annual Meeting, 45,875,167 shares of common stock, or approximately 87.84%, were represented in person or by proxy, constituting a quorum.

The final results for the proposals voted on at the Annual Meeting are set forth below:

Proposal 1 - Election of Class II Directors: The stockholders elected two Class II Directors of the Company’s Board of Directors to serve for a three-year term until the 2019 Annual Meeting or until their respective successors are elected and qualified or until their earlier death, resignation, or removal. The following table shows the results of the stockholders’ vote:

Nominee for Class II	Votes For (% of votes cast)	Withheld	Broker Non-Votes
Arve Hanstveit	34,487,510 (97.27%)	967,662	10,419,995
Hans Peter Michelet	34,841,527 (98.27%)	613,645	10,419,995

Proposal 2 – To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. This proposal was approved. The following table shows the results of the stockholders’ vote:

Votes For (% of votes cast)	Votes Against	Abstentions	Broker Non-Votes
45,403,727 (98.97%)	454,519	16,921	0

Proposal 3 – To approve the Company’s 2016 Incentive Plan. This proposal was approved. The following table shows the results of the stockholders’ vote:

Votes For (% of votes cast)	Votes Against	Abstentions	Broker Non-Votes
29,652,847 (83.63%)	5,769,542	32,783	10,419,995

Proposal 4 – To approve, on a non-binding advisory basis, the Company’s named executive officer compensation. This proposal was approved. The following table shows the results of the stockholders’ vote:

Votes For (% of votes cast)	Votes Against	Abstentions	Broker Non-Votes
32,934,451 (92.89%)	1,971,259	549,462	10,419,995

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2016

Energy Recovery, Inc.

By:	/s/ William Yeung
William Yeung
General Counsel